Exhibit 99.1

INVESTOR CONTACT:

Charles Robb

Chief Financial Officer

Corcept Therapeutics

650-688-8783

IR@corcept.com

www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES EXERCISE OF WARRANTS

AND PRIVATE PLACEMENT OF NEW WARRANTS

MENLO PARK, CA — (March 26, 2012) - Corcept Therapeutics Incorporated (“Corcept”) (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, today announced that investors exercised warrants to purchase approximately 4.2 million shares of Corcept common stock. The investors had purchased these warrants from the company in a private placement of securities that closed on April 21, 2010. The exercise price was $2.96 per share, which produced gross proceeds to Corcept of approximately $12.4 million. On March 25, 2012, Corcept entered into a definitive agreement to raise approximately $0.5 million in additional gross proceeds through a private placement to the same investors of warrants to purchase approximately 4.2 million shares of the company’s common stock.

The new warrants were sold at $0.125 per share of underlying common stock. They have a three year term and a per share exercise price of $4.05, which was the closing price of Corcept’s common stock on the Nasdaq Capital Market on March 23, 2012. Funding of the warrant exercise and the offering of new warrants will occur on March 29, 2012.

Corcept intends to use the net proceeds from the warrant exercise and the offering to fund its ongoing operations, including the commercialization of Korlym™ (mifepristone) 300 mg Tablets, continuation of its Phase III clinical trial of mifepristone for the treatment of the psychotic features of psychotic depression, the further development of its portfolio of next-generation compounds, as well to fund working capital and for general corporate purposes.

The warrants sold in the private placement and the shares issuable upon the exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The warrants were offered and sold only to accredited investors. Corcept has agreed to file a registration statement with the SEC covering the resale of the shares issuable upon the exercise of the warrants.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Corcept common stock under the resale registration statement will be made only by means of a prospectus.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. Korlym, a first generation GR-II antagonist, has Orphan Drug Designation and is the company’s first FDA-approved medication. The company has a portfolio of new selective GR-II antagonists that block the effects of cortisol but not progesterone. Corcept owns an extensive intellectual property portfolio covering the use of GR-II antagonists, including mifepristone, in the treatment of a wide variety of psychiatric and metabolic disorders. The company also holds composition of matter patents for its selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances regarding the Company’s spending plans, including the intended use of the proceeds from the financing, and the timing of the closing of the financing, that clinical results will be predictive of real-world use, or regarding the pace of Korlym’s acceptance by physicians and patients, the reimbursement decisions of government or private insurance payers, the effects of rapid technological change and competition, the protections afforded by Korlym’s Orphan Drug Designation or by Corcept’s other intellectual property rights, and the cost, pace and success of Corcept’s other product development efforts. These and other risks are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

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